Exhibit A.

Weinbaum & Yalamanci         }
Certified Public Accountants }
4929 Wilshire Boulevard      }  (Letterhead)
Suite 540                    }
Los Angeles, CA 90010        }


15 June 1999

Scott Halperin
stereoscape.com, inc. (stereoscape)
3440 Route 9 South
Freehold, NJ 07728

Dear Mr. Halperin:

         We read stereoscape's Form 8-K filed on or about 8 June 1999, finding it on EDGAR on 10 June, disclosing its accountant change. We refer you to our 11 May and 8 June letters which we believe describe the reason or reasons for stereoscape's accountant change. This letter acknowledges stereoscape's faxed Form 8-K draft reporting the accountant change.

         Your 8-K states we were replaced effective 20 April. If so, stereoscape should have filed its 8-K disclosing this on our about 27 April. We were notified we were replaced when you phoned us on 27 May and told us stereoscape rehired Ehrenkrantz, Sterling as auditors.

         We believe stereoscape is unauditable and first raised this issue in our 20 April letter. The reason we believe this are:

1. stereoscape did not support 48% of our cash disbursement test selections. We mentioned this in our 20 April letter.
2. stereoscape did not support 44% of our unrecorded liabilities search test selections. We mentioned this in our 20 April letter.
3. stereoscape did not support 21% of our inventory price test selections. We mentioned this in out 20 April letter.
4. stereoscape gave us no documents to test its inventory's net realizable value. We mentioned this in our 20 April letter.
5. stereoscape did not give us some documents we needed to test its reserve for future returns, allowances and discounts, commonly known as "chargebacks." We mentioned this in our 20 April letter.
6.       We  did  not   receive   sufficient   documentation   to   conclude  if
         stereoscape's accounting for some stock issuances complied with APB 25. We asked about these transactions in our 24 March fax.

         In addition to our reasons for concluding stereoscape is unauditable we had these other problems:

1. We disagree with stereoscape's accounting for its ABC acquisition. We mentioned this in our 6 April fax.

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Scott Halperin - 06/15/99 - 2


2. Stereoscape never reconciled a $53,427 discrepancy between ABC's 31 December 1996 equity and the $201,123 asset impairment. We mentioned this in our 7 April letter.
3. stereoscape did not adequately support its 31 December 1997 $100,000 reserve for chargebacks.
4. We disagree with stereoscape about whether or not a lease commitment exists. We mentioned this in our 4 March fax and 11 May letter.
5. Stereoscape never gave us sufficient documentation to let us test a lease for capitalization under SFAS No. 13. We mentioned this is our 4 March fax and 11 May letter.

                                                     Very truly yours,

                                                     /s/ George Weinbaum

                                                     George Weinbaum